Exhibit 99.1

[EMBREX LOGO]

CONTACT:	Ellen T. Moore

Vice President, Investor Relations & Corporate Communications (919) 314-2561

EMBREX REPORTS THIRD QUARTER

2003 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, November 4, 2003—Embrex, Inc., The In Ovo CompanySM, [Nasdaq: EMBX] today announced financial results for the third quarter ended September 30, 2003.

Highlights

•	Third-quarter 2003 net income up $0.9 million, or 49%, compared to third-quarter 2002

•	Third-quarter diluted EPS of $0.32, an increase of $0.11 over third-quarter 2002

•	Year-to-date consolidated revenues up 2%, or $0.7 million, over same period 2002

•	Year-to-date EBITDA of $13.3 million, up $2.9 million, or 27%, over same period 2002

•	Device revenues of $32.7 million for the first nine months of 2003, an increase of 9% over same period 2002

Financial Summary Table

Embrex, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands except per share amounts)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2003	2002	2003	2002
Revenues	$11,507	$11,659	$34,519	$33,862
Cost of revenues	4,536	4,496	14,023	12,952

Gross profit	6,971	7,163	20,496	20,910
Operating expenses	5,279	5,066	14,946	14,088
Other income	(45)	19	3,844	126

Income before taxes	1,647	2,116	9,394	6,948
Income tax expense (benefit)	(1,001)	337	1,586	1,183

Net income	$2,648	$1,779	$7,808	$5,765

Net income per share:
Basic	$0.32	$0.22	$0.96	$0.71
Diluted	$0.32	$0.21	$0.93	$0.66
No. of shares of Common Stock used in per share calculation:
Basic	8,159	8,156	8,151	8,104
Diluted	8,398	8,519	8,358	8,748

Consolidated revenues for the third quarter 2003 totaled $11.5 million, a 1% decrease compared to 2002 third-quarter revenues of $11.7 million. Device revenues were $11.0 million for the 2003 third quarter, an increase of 5% over the same period in 2002. This increase was generated from a $0.7 million increase in revenue primarily from new Egg Remover® and Inovoject® system installations. This increase was offset by lower product revenues, collaboration revenues and grant funding. Total gross margin was unchanged at 61% for the third quarter of both 2002 and 2003.

Total operating expenses were $5.3 million for the third-quarter 2003 compared to $5.1 million for the third-quarter 2002. General and administrative expenses were $0.2 million higher during the third quarter of 2003 due to increased expenses associated with Sarbanes-Oxley related fees as well as facilities support and expenses for the Company’s Inovocox™ production facility under construction. Sales & Marketing and Research & Development operating expenses remained unchanged for the third quarter year over year.

Third quarter pre-tax net income was $1.6 million, a $0.5 million or 22% decrease in comparison to pre-tax net income in 2002 of $2.1 million. Net income increased $0.9 million from $1.8 million in the third quarter of 2002 to $2.6 million in the third quarter of 2003. Income taxes decreased $1.3 million due to the $1.4 million adjustment of previously estimated income taxes of $1.8 million related to the litigation settlement with Fort Dodge Animal Health that occurred at the end of the second quarter. These amounts were adjusted following a tax review. Net income per common share was $0.32 for the third quarter of 2003 based on 8.4 million weighted-average diluted shares outstanding, compared to net income of $0.21 per share based on 8.5 million weighted average diluted shares outstanding in the third quarter of 2002.

Earnings before interest, taxes, depreciation and amortization (EBITDA) have previously been used by the Company as an additional performance measure. The Company believes that EBITDA provides investors with supplemental information about the Company’s financial performance and in compliance with the Securities and Exchange Commission’s Regulation G has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below. EBITDA was $3.0 million for the third quarter of 2003, a decrease of 10% compared to the same period in 2002.

Results of First Nine-Months of 2003

Consolidated revenues totaled $34.5 million for the first nine months of 2003, representing an increase of 2% over $33.9 million of revenues for the same period in 2002. Device revenues were $32.7 million for the first nine months of 2003, an increase of 9% over revenues of $30.0 million during the first nine months of 2002. Most of the 2003 and 2002 Device revenues were generated from Inovoject® lease fees. The increase in Device revenues is attributable to increased injection activity in North America and Europe, along with new Egg Remover® installations. Additionally, a $0.9 million increase in Device sales during the first nine months of 2003 contributed to the higher 2003 Device revenue. The increase in Device revenue was offset by a decrease in product revenue, collaboration revenues and grant funding.

Total gross margin for the first nine months of 2003 decreased to 59% from 62% for the same period in 2002 as a result of lower Bursaplex sales, collaboration revenues and grant funding.

Total operating expenses amounted to $14.9 million for the first nine months of 2003 and $14.1 million for the first nine months of 2002. General and administrative expenses were $0.5 million higher during the first nine months of 2003 due primarily to Sarbanes-Oxley related legal and accounting fees as well as facilities support and expenses for the Inovocox™ production facility under construction. Sales and Marketing expenses increased $0.3 million primarily due to increased staff related costs. Research and development expenses increased $0.1 million to $7.7 million for the first nine months of 2003 as compared to the same period in 2002 and were related to increases in staff related costs, which were offset by lower contract R&D expenses.

Other income increased $3.7 million over the first nine months of 2002, primarily attributable to the settlement with Fort Dodge. This resulted in net income of $7.8 million for the first nine months of 2003, including $3.5 million attributable to the Fort Dodge settlement, which is a 35% increase over net income of $5.8 million for the same period in 2002. Diluted net income per common share was $0.93 including $0.42 attributable to the Fort Dodge settlement, for the first nine months of 2003 based on 8.4 million weighted-average diluted shares outstanding, compared to diluted net income per common share of $0.66 based on 8.7 million weighted-average diluted shares outstanding in the first nine months of 2002.

At September 30, 2003, cash and cash equivalents totaled $10.6 million or $2.6 million more than the $8.0 million on hand at December 31, 2002. This was principally due to cash provided from operating activities of $9.6 million offset by capital expenditures and investments of $12.8 million for devices, the Embrex Poultry Health Inovocox™ coccidiosis vaccine manufacturing facility and other capital equipment. Financing activities provided $5.1 million, primarily due to $5.5 million of proceeds from a long-term bank loan being used to finance construction of the Inovocox™ manufacturing facility. The issuance of Common Stock for the exercise of stock options provided $0.4 million, but was offset by the $0.8 million used to fund the share repurchase program.

“We have made progress for the first nine months of this year despite a challenging environment for the poultry industry. We have exceeded our estimates on Egg Remover® placements domestically and even grew injection fee revenues slightly despite industry egg sets for the year to date being slightly lower than last year,” said Randall L. Marcuson, president and chief executive officer. “We are meeting our product development timelines to date for our Inovocox™ coccidiosis vaccine, and the Inovocox™ manufacturing facility remains on budget and on track for completion by year end. Our Gender Sort program has also moved forward and the insight we gained from our first prototype in a commercial hatchery environment has helped us identify additional approaches that we believe could have application on subsequent prototype development. Specifically, we are assessing new sampling approaches and refined assay options that could provide faster results and broader application to the poultry industry. While it is likely that these new approaches will extend the timeline for the Gender Sort program we are optimistic they may enable us to develop a system that will be attractive to a broader cross-section of the poultry industry.”

Other Highlights

Also during the quarter, Embrex made key steps toward developing its business in Mexico, the fourth largest poultry market in the world. José Varona, previously National Manager for Merial Mexico’s Avian Enterprise, joined Embrex as General Manager of Mexican operations in September. In this new position, he is responsible for developing and implementing the strategic business plan for Embrex’s entry into the Mexican market. He will lead new business development for both devices and vaccines, and manage local registration of Embrex vaccines, such as Embrex’s Newplex™ Newcastle disease vaccine.

Furthermore, during the quarter, the company continued its effort to prepare and submit applications to key regulatory authorities worldwide for Newplex™ Newcastle disease vaccine.

Embrex’s management, led by Randall Marcuson, will discuss third-quarter financial results and the outlook for the remainder of the year in a conference call tomorrow, Wednesday, November 5 at 11:00 AM ET. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification #3656558, if asked. Additional information regarding Embrex’s third-quarter financial results can be found in our Form 10-Q which we filed today with the Securities and Exchange Commission (SEC).

The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. ET November 5 to midnight ET November 19, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID #3656558. A replay of the call can also be accessed via the company’s website using the same instructions as above for the live webcast.

About Embrex

Embrex, Inc., The In Ovo CompanySM, headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today’s global poultry industry. The company’s unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com.

The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the United States and globally, potential competition arising within the United States since the expiration of the Company’s USDA patent in 2002, market acceptance and the cost of expansion into new geographic markets and with new products, including the Company’s ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including with respect to Gender Sort and Inovocox, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. This release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with these rules, this release includes reconciliations of those measures to comparable GAAP measures.

Embrex®, Bursaplex®, Newplex™, Inovoject®, Inovocox™, Egg Remover®, Vaccine Saver®, and The In Ovo CompanySM are trademarks of Embrex, Inc.

Financial Tables Follow

Please see Embrex’s Form 10-Q filed with the SEC earlier today for detailed GAAP financial statements.

Condensed Consolidated Balance Sheets

(*Unaudited)

(In thousands)

	September 30, 2003*	December 31, 2002
ASSETS
Current assets	$23,792	$18,808
Non-current assets	32,470	23,205

Total assets	$56,262	$42,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$5,502	$4,803
Non-current liabilities	5,553	46
Shareholders’ equity	45,207	37,164

Total liabilities and shareholders’ equity	$56,262	$42,013

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30
	2003	2002
Net cash provided by operating activities	$9,596	$7,717
Net cash used in Investing Activities	(12,765)	(4,259)
Net cash provided by financing activities	5,111	941

Increase in cash and cash equivalents	1,942	4,399
Currency translation adjustments	635	(786)
Cash and cash equivalents at beginning of period	8,039	3,907

Cash and cash equivalents at end of period	$10,616	$7,520

GAAP Reconciliation of Net Income to EBITDA

(Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net income	$2,648	$1,779	$7,808	$5,764
Add back:
Depreciation	1,326	1,184	3,928	3,517
Interest expense	9	5	10	13
Taxes	(1,001)	337	1,586	1,183

EBITDA	$2,982	$3,305	$13,332	$10,477

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